UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 12, 2012 (July 9, 2012)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

877 North 8th West, Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□           Written communications pursuant to Rule 425 under the Securities Act
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 2:  Financial Information

Item 2.06:  Material Impairments

On July 9, 2012, the Company entered into a Letter of Intent to sell its Remington Village apartment complex in Gillette, Wyoming for $16.0 million.  The transaction is subject to due diligence and the execution of definitive legal documents.

Remington Village is classified in the historical financial statements as held for sale and its operations have been reflected as discontinued operations.  The current cost basis for Remington Village is $17.73 million.  After selling costs, the Company expects to net $15.76 million from this sale.  Accordingly, the Company expects to record a non-cash impairment of $1.97 million in the second quarter of 2012.

Section 9:  Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

Exhibit 99.1.  Press Release dated July 12, 2012.

Safe Harbor Statement

Information provided in this report contains statements that are “forward-looking” statements, usually containing the words “will,” “anticipates,” “believe,” “estimate,” “project,” “expect,” “target,” “goal,” or similar expressions.  Forward looking statements relate to, among other things, U.S. Energy’s entry into a definitive agreement regarding the proposed sale, expected proceeds from the sale and the related impairment charge.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  U.S. Energy may not be able to complete the proposed transaction under the terms contemplated or at all, and the anticipated impairment charge could be greater than the company expects.  Other factors that could cause or contribute to differences between the forward-looking statements and actual results include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended March 31, 2012).

The forward-looking statements referenced above are made only as of the date of this report.  We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: July 12, 2012	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO